EXHIBIT 21 - LIST OF SUBSIDIARIES OF THE COMPANY

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1.       Laser Printer Accessories Corporation, a Delaware corporation and a wholly-owned subsidiary of ITEC (Inactive).

2. Personal Computer Products, Inc., doing business as PCPI Technologies, a California corporation and a wholly-owned subsidiary of ITEC.

3. Co-Processors, Inc., a California corporation and a wholly-owned subsidiary of ITEC (Inactive).

4. NewGen Imaging Systems, Inc., a California corporation and a wholly-owned subsidiary of ITEC.

5. Prima, Inc., a California corporation and a wholly-owned subsidiary of ITEC.

6. McMican Corporation, a California corporation and a wholly-owned subsidiary of ITEC.

7. Color Solutions, Inc., a California corporation and a wholly-owned subsidiary of ITEC.

8.       Dealseekers.com, Inc., a Delaware corporation, 71.4% owned by ITEC.

9. EduAdvantage.com, Inc., a California corporation and a wholly-owned subsidiary of ITEC.